Exhibit 5.01

Amy L. Schneider Vice President, Corporate Secretary and Securities 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401

November 5, 2024

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Securities of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the transactions contemplated by the Underwriting Agreement, dated November 4, 2024 (the “Agreement”), by and among Barclays Bank PLC and Bank of America, N.A., acting in their capacities as forward purchasers, Barclays Capital Inc. and BofA Securities, Inc., acting in their capacities as forward sellers, Barclays Capital Inc. and BofA Securities, Inc., as representatives of the several underwriters named in Schedule I to the Agreement (collectively, the “Underwriters”) and the Company, in connection with the purchase by the Underwriters of 18,320,610 shares of common stock (the “Borrowed Shares), par value $2.50 per share, of the Company (the “Common Stock”). In connection therewith, the Company and each of Barclays Bank PLC and Bank of America, N.A., each in its capacity as a forward purchaser, have entered into a separate forward sale agreement, dated November 4, 2024 (collectively, the “Forward Agreements”), relating to the forward sale of a number of shares of Common Stock equal to the Borrowed Shares (the “Shares”).

I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended and restated, the Registration Statement on Form S-3 (File No. 333-278797) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Shares are to be issued, such corporate action in connection with the issuance of the Shares (the “Corporate Proceedings”) as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.

Based on the foregoing and the assumptions that follow, I am of the opinion that the Shares that may be delivered to the Forward Purchasers pursuant to the Forward Agreements have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Forward Agreements against payment therefore if required therein, will be validly issued, fully paid and nonassessable.

Xcel Energy Inc.

November 5, 2024

The foregoing opinions assume that at the time of delivery of the Shares, the Corporate Proceedings related thereto will not have been modified or rescinded and the issuance and sale of the Shares will not violate any issuance limitation in the Corporate Proceedings, and will otherwise comply with the Corporate Proceedings.

I express no opinion as to the laws of any other jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Xcel Energy Inc.

November 5, 2024

Respectfully submitted,

By:	/s/ Amy L. Schneider
Name:	Amy L. Schneider
Title:	Vice President, Corporate Secretary and Securities